Exhibit 10.4
Outside Director Compensation Plan (a)

Annual Cash Retainer:
Board Member	$30,000

Audit Committee Chair	$10,000
Audit Committee Member	No additional compensation
Compensation Committee Chair	$10,000
Compensation Committee Member	No additional compensation
Nominating Committee Chair	No additional compensation
Nominating Committee Member	No additional compensation

Additional Payments:
Attendance Fee for In Person Attendance at Board Meeting	$1,000
Attendance Fee for Telephone Attendance at Board Meeting	$500
Attendance Fee for Committee Meeting Attendance	$500

Equity Grant Upon Initial Election or Appointment	Pro-Rata for Partial Year
New directors — on the date of initial election	of Service Based on Date
or appointment to the Board, new directors (other than	of Initial Election or
directors elected at the annual meeting of stockholders	Appointment, Relative to
who will receive the annual stock option grant and	the Date of the Preceding
annual grant of restricted stock as set forth below)	Annual Meeting of
will be entitled to a pro-rata portion of the annual	Stockholders
restricted stock award and option grant

Annual Stock Option Grant (b)	$80,000

Annual Grant of Restricted Stock (c)	$30,000

Expense Reimbursement — for travel, lodging and other reasonable out-of-pocket expenses incurred in attending board and committee meetings

All amounts listed above are in United States dollars.

(a)	Each member of the Board, other than a director employed by the Company, is entitled to receive compensation under this plan.

(b)	Each of these options will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, a term of 10 years, and will vest 25% per year on each anniversary of the option grant date for 4 years.

(c)	Each share of restricted stock will be fully vested on the first anniversary of the grant date.
The number of shares issued for restricted stock awards and option grants shall equal the specified dollar value of the restricted stock or option award divided by the applicable per share or per option 123R charge as of the grant date as determined by the company for financial reporting purposes.
Timing of Director Compensation: Each Director shall receive an initial stock option grant and restricted stock award the day of the director’s election or appointment to the board. Thereafter, on the date of each annual meeting of stockholders, each person who is either elected to the Board at the annual meeting or continues to serve on the Board upon the conclusion of the annual meeting will receive his or her annual stock option grant and restricted stock award. The cash retainer and other fees will be paid in arrears, quarterly or semi-annually at the Company’s discretion.